EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2003 relating to the financial statements and financial statement schedules of Cherokee Inc., which appears in Cherokee Inc.’s Annual Report on Form 10-K for the year ended February 1, 2003.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, CA

July 29, 2003